Exhibit 23.02

CONSENT OF INDEPENDENT APPRAISAL FIRM

We hereby consent to the inclusion in Note 6 to the Financial Statements included in the Annual Report on Form 10-K of Kenneth Cole Productions, Inc. for the year ended December 31, 2007 of references to our report, dated October 15, 2007, relating to the fair value of the assets of Le Tigre, LLC.

/s/ Corporate Valuation Advisors, Inc.

Brookfield, Wisconsin
March 5, 2008